Exhibit 99.1

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information
Fiscal Year 2021 Quarterly Segment Recast Data
(In millions - Unaudited)

As of October 1, 2021, the Company changed its reportable operating segments from two geographical segments, previously Americas and International, to two product groupings, Battery & Lights and Auto Care. This change came with the completion of the Battery and Auto Care Acquisition integrations in fiscal 2022. The Company changed its reporting structure to better reflect what the chief operating decision maker is reviewing to make organizational decisions and resource allocations. For informational purposes only, the Company has recast the segment information for both the quarters and full fiscal year 2021 below to align with this presentation.

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2020	March 31, 2021	March 31, 2021	June 30, 2021	June 30, 2021	September 30, 2021	September 30, 2021
Net Sales
Batteries & Lights	$743.9	$542.9	$1,286.8	$512.7	$1,799.5	$603.3	$2,402.8
Auto Care	104.7	142.2	246.9	209.1	456.0	162.7	618.7
Total net sales	$848.6	$685.1	$1,533.7	$721.8	$2,255.5	$766.0	$3,021.5

Segment Profit (1)
Batteries & Lights	$180.5	$125.4	$305.9	$113.9	$419.8	$133.8	$553.6
Auto Care	18.3	28.9	47.2	31.7	78.9	19.3	98.2
Total segment profit	$198.8	$154.3	$353.1	$145.6	$498.7	$153.1	$651.8

General corporate and other expenses (2)	(24.0)	(25.8)	(49.8)	(21.5)	(71.3)	(24.7)	(96.0)
Amortization of intangible assets	(15.5)	(15.3)	(30.8)	(15.2)	(46.0)	(15.2)	(61.2)
Acquisition and integration costs (3)	(18.3)	(16.8)	(35.1)	(19.5)	(54.6)	(14.3)	(68.9)
Acquisition earn out (4)	—	(1.1)	(1.1)	(1.2)	(2.3)	(1.1)	(3.4)
Loss on extinguishment of debt	(5.7)	(70.0)	(75.7)	(27.6)	(103.3)	—	(103.3)
Interest expense	(47.3)	(39.1)	(86.4)	(38.6)	(125.0)	(36.8)	(161.8)
Other items, net - Adjusted (5)	(0.7)	0.1	(0.6)	1.6	1.0	(4.0)	(3.0)
Total earnings/(loss) before income taxes	$87.3	$(13.7)	$73.6	$23.6	$97.2	$57.0	$154.2

(1) Segment Profit represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, interest expense, loss on extinguishment of debt, other items, net, the charges related to acquisition and integration costs, including restructuring charges, and an acquisition earn out have all been excluded from segment profit.

(2) General corporate and other expenses are recorded in Selling, general and administrative expense (SG&A) on the Consolidated (Condensed) Statement of Earnings and Comprehensive Income.

(3) Acquisition and Integration Costs were included in the following lines on the Consolidated (Condensed) Statement of Earnings and Comprehensive Income:

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2020	March 31, 2021	March 31, 2021	June 30, 2021	June 30, 2021	September 30, 2021	September 30, 2021
Cost of products sold	$7.7	$7.3	$15.0	$9.6	$24.6	$9.1	$33.7
SG&A	10.4	8.6	19.0	9.7	28.7	11.3	40.0
Research and development	0.1	0.9	1.0	0.1	1.1	—	1.1
Other items, net	0.1	—	0.1	0.1	0.2	(6.1)	(5.9)
Total Acquisition & Integration Costs	$18.3	$16.8	$35.1	$19.5	$54.6	$14.3	$68.9

(4) This represents the earn out achieved under the incentive agreements entered into with the Formulation Acquisition and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings and Comprehensive Income.

(5) Other items, net included acquisition and integration related costs which have been reclassified for the acquisition and integration costs reconciliation above.